Exhibit(j)(1)

                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 29, 2000, relating to the financial statements and financial highlights of Pilgrim Global Technology Funds, Inc., Pilgrim Precious Metals Fund, Inc. (formerly Pilgrim Gold Fund, Inc.), Pilgrim International Fund, Inc., Pilgrim Silver Fund, Inc., Pilgrim SmallCap Asia Growth Fund, Inc., Pilgrim Russia, Inc. (formerly Pilgrim Troika Dialog Russia Fund, Inc.), and Pilgrim Worldwide Emerging Markets Fund, Inc., which appears in the October 31, 2000 Annual Report to Shareholders of Pilgrim Funds, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants/Auditors" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP


Denver, Colorado
February 28, 2001